EXHIBIT 3

                       HOME LOAN FINANCIAL CORPORATION
                  RECOGNITION AND RETENTION PLAN AND TRUST
                               AWARD AGREEMENT

      THIS AGREEMENT is made to be effective as of October 13, 1998, by and between Home Loan Financial Corporation (the "COMPANY") and Robert D. Mauch (the "RECIPIENT").

                                 WITNESSETH:
                                 -----------

      WHEREAS, the Board of Directors of the COMPANY adopted the Home Loan Financial Corporation Recognition and Retention Plan and Trust Agreement (the "RRP") on October 13, 1998;

      WHEREAS, the shareholders of the COMPANY approved the RRP on October 13, 1998;

      WHEREAS, pursuant to the provisions of the RRP, the Board of Directors of the COMPANY has appointed a Recognition and Retention Plan Committee (the "RRP COMMITTEE") to administer the RRP and to determine persons to whom awards will be made and the number of common shares of the COMPANY to be awarded pursuant to the RRP;

      WHEREAS, the Trust established by the RRP holds a pool of common shares of the COMPANY, no par value per share (the "RRP PLAN SHARES"); and

      WHEREAS, the RRP COMMITTEE has determined that an award of RRP PLAN SHARES should be granted to the RECIPIENT upon the terms and conditions set forth in this AGREEMENT;

      NOW, THEREFORE, in consideration of the above premises and intending to be legally bound by this AGREEMENT, the parties hereto agree to the following:

           1. Grant of Award. The COMPANY hereby grants to the RECIPIENT an award of Four Thousand Four Hundred and Ninety-Six (4,496) RRP PLAN SHARES (the "AWARDED SHARES"). The RECIPIENT shall earn and be entitled, subject to the forfeiture and other provisions of the RRP, to the AWARDED SHARES as follows:

               a. Eight Hundred and Ninety-Nine (899) of the AWARDED SHARES shall be earned and nonforfeitable by the RECIPIENT on October 13, 1999;

               b. Eight Hundred and Ninety-Nine (899) of the AWARDED SHARES shall be earned and nonforfeitable by the RECIPIENT on October 13, 2000;

               c. Eight Hundred and Ninety-Nine (899) of the AWARDED SHARES shall be earned and nonforfeitable by the RECIPIENT on October 13, 2001;

               d. Eight Hundred and Ninety-Nine (899) of the AWARDED SHARES shall be earned and nonforfeitable by the RECIPIENT on October 13, 2002; and

               e. Nine Hundred (900) of the AWARDED SHARES shall be earned and nonforfeitable by the RECIPIENT on October 13, 2003.

           2.  Distribution of Shares.  Pursuant to and as provided in
Section 7.02 of the RRP, and subject to the other provisions of the RRP, the AWARDED SHARES shall be distributed to the RECIPIENT as soon as practicable after they have been earned; provided, however, that the AWARDED SHARES shall not be distributed unless the AWARDED SHARES are first registered pursuant to any applicable federal and state laws or regulations or, in the opinion of counsel to the COMPANY, are exempt from such registration.

           3. Transfer of the AWARDED SHARES. Any sale, transfer or other distribution by the RECIPIENT of the AWARDED SHARES is subject to all applicable federal and state laws and regulations.

           4. Incorporation of the RRP. By entering into this AGREEMENT, the RECIPIENT agrees to be bound by all of the terms and conditions of the RRP, which are incorporated by reference into this AGREEMENT. To the extent that any provision of this AGREEMENT is in contradiction with any provision of the RRP, the applicable provision of the RRP shall control over the applicable provision of this AGREEMENT.

           5. Governing Law. The rights and obligations of the RECIPIENT and the COMPANY under this AGREEMENT shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to the conflict of laws principles thereof) in all respects, including, without limitation, matters relating to the validity, construction, interpretation, administration, effect, enforcement and remedies provisions of the RRP and its rules and regulations, except to the extent preempted by applicable federal law. All disputes and matters whatsoever arising under, in connection with or incident to this AGREEMENT shall be litigated, if at all, in and before a court located in the State of Ohio, U.S.A., to the exclusion of the courts of any other state or country.

           6. Rights and Remedies Cumulative. All rights and remedies of the COMPANY and of the RECIPIENT enumerated in this AGREEMENT shall be cumulative and, except as expressly provided otherwise in this AGREEMENT, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

           7. Captions. The captions contained in this AGREEMENT are included only for convenience of reference and do not define, limit, explain or modify this AGREEMENT or its interpretation, construction or meaning and are in no way to be construed as a part of this AGREEMENT.

           8. Severability. If any provision of this AGREEMENT or the application of any provision thereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this AGREEMENT or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect. It is the intention of each party to this AGREEMENT that if any provision of this AGREEMENT is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

           9. Entire Agreement. This AGREEMENT and the RRP constitute the entire agreement between the COMPANY and the RECIPIENT in respect of the subject matter of this AGREEMENT, and this AGREEMENT supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this AGREEMENT. All representations of any type relied upon by the RECIPIENT and the COMPANY in making this AGREEMENT are specifically set forth herein, and the RECIPIENT and the COMPANY each acknowledge that they have relied on no other representations in entering into this AGREEMENT. No change, termination or attempted waiver of any of the provisions of this AGREEMENT shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

           10. Successors and Assigns. This AGREEMENT shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of the COMPANY and the RECIPIENT.

      IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed to be effective as of October 13, 1998.

                                       HOME LOAN FINANCIAL CORPORATION


                                       By:
                                           ------------------
                                           Robert C. Hamilton
                                           its President

                                       RECIPIENT

                                           ------------------
                                           Robert D. Mauch